EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere Reports First Quarter 2019 Results and Reconfirms Full Year 2019 Guidance
Summary of First Quarter 2019 Results (in millions, except LNG data)

	Three Months Ended March 31,
	2019	2018	% Change
Revenues	$2,261	$2,242	1%
Net income[1]	$141	$357	(61)%
Consolidated Adjusted EBITDA[2]	$650	$907	(28)%
LNG exported:
Number of cargoes	87	67	30%
Volumes (TBtu)	310	244	27%
LNG volumes loaded (TBtu)	309	241	28%

Summary 2019 Full Year Guidance (in billions)

	2019
Consolidated Adjusted EBITDA[2]	$2.9	-	$3.2
Distributable Cash Flow[2]	$0.6	-	$0.8

Recent Highlights
Strategic

•	In March 2019, we received a positive Environmental Assessment from the Federal Energy Regulatory Commission relating to our Corpus Christi Stage 3 project (defined below).

•
In February 2019, Midship Pipeline Company, LLC (“Midship Pipeline”), in which we hold an indirect equity interest, issued notice to proceed to construct the Midship natural gas pipeline and related compression and interconnect facilities (the “Midship Project”). To complete financing of the Midship Project, Midship Pipeline entered into senior secured credit facilities with total commitments of up to approximately $680 million.

Operational

•
As of April 30, 2019, over 650 cumulative LNG cargoes have been produced, loaded and exported from our liquefaction projects. LNG from our liquefaction projects has been delivered to 32 countries and regions worldwide.

•	Substantial completion of Train 5 of the SPL Project (defined below) was achieved in March 2019.

•	Substantial completion of Train 1 of the CCL Project (defined below) was achieved in February 2019.
Financial

•	For the three months ended March 31, 2019, we achieved net income[1] of $141 million, Consolidated Adjusted EBITDA[2] of $650 million, and Distributable Cash Flow[2] of over $200 million.

•	In March 2019, the date of first commercial delivery was reached under the 20-year LNG Sale and Purchase Agreement with BG Gulf Coast LNG, LLC relating to Train 4 of the SPL Project.

___________________________
1 Net income as used herein refers to Net income attributable to common stockholders on our Consolidated Statements of Operations.
2 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.

Liquefaction Projects Update

	SPL Project	CCL Project
Liquefaction Train	Train 6	Train 2	Train 3
Project Status	LNTP(1) Issued	Commissioning	Under Construction
Project Completion Percentage(2)	—	98.4%(3)	51.6%
Expected Substantial Completion	—	2H 2019	2H 2021
Note: Projects update excludes Trains in operation
(1) Limited Notice to Proceed
(2) Project completion percentages as of March 31, 2019
(3) Completion percentage for Stage 1, includes Trains 1 and 2

Houston, Texas - May 9, 2019 - Cheniere Energy, Inc. (“Cheniere”) (NYSE American: LNG) reported net income1 of $141 million, or $0.55 per share—basic and $0.54 per share—diluted, for the three months ended March 31, 2019, compared to net income of $357 million, or $1.52 per share—basic and $1.50 per share—diluted, for the comparable 2018 period. The decrease in net income was primarily due to increased operating costs and expenses from additional natural gas liquefaction trains (“Trains”) operating between each of the periods and increased service and maintenance costs at the SPL Project, and from increased derivative loss related to interest rate swaps and increased interest expense, net of amounts capitalized, partially offset by decreased income attributable to non-controlling interest.

Consolidated Adjusted EBITDA2 for the three months ended March 31, 2019 was $650 million, compared to $907 million for the comparable 2018 period. The decrease in Consolidated Adjusted EBITDA was primarily due to decreased income from operations and decreased adjustments for non-cash operating expenses primarily due to increased net gain from changes in fair value of commodity and foreign currency exchange (“FX”) derivatives.

During the three months ended March 31, 2019, 87 LNG cargoes were exported from our liquefaction projects, seven of which were commissioning cargoes. Seven cargoes exported from our liquefaction projects and sold on a delivered basis were in transit as of March 31, 2019, none of which were commissioning cargoes.

“Our strong financial results for the first quarter 2019 are in line with our forecasts, and we are reconfirming our full year 2019 financial guidance. During the quarter, we placed both Sabine Pass Train 5 and Corpus Christi Train 1 into service only days apart, with both projects ahead of schedule and within budget - a significant achievement, and a product of our relentless focus on excellence in execution,” said Jack Fusco, Cheniere’s President and Chief Executive Officer. “We remain on track to place Corpus Christi Train 2 into service in the second half of 2019, and we expect to progress Sabine Pass Train 6 to a positive Final Investment Decision in the coming months.”

LNG Volume Summary

The following table summarizes the volumes of operational and commissioning LNG that were loaded from our liquefaction projects and for which the financial impact was recognized on our Consolidated Financial Statements during the three months ended March 31, 2019:

	Three Months Ended March 31, 2019
(in TBtu)	Operational	Commissioning
Volumes loaded during the current period	284	25
Volumes loaded during the prior period but recognized during the current period	25	3
Less: volumes loaded during the current period and in transit at the end of the period	(27)	—
Total volumes recognized in the current period	282	28

In addition, during the three months ended March 31, 2019, we recognized the financial impact of 18 TBtu of LNG on our Consolidated Financial Statements related to LNG cargoes sourced from third parties.
Summary of Financial Performance
First Quarter and Full Year 2019 Results
Our financial results are reported on a consolidated basis. Our ownership interest in Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE American: CQP) as of March 31, 2019 consisted of 100% ownership of the general partner and a 48.6% limited partner interest.

Income from operations decreased $141 million during the three months ended March 31, 2019 as compared to the comparable 2018 period. The decrease in income from operations was primarily driven by increased total operating costs and expenses primarily as a result of additional Trains in operation and increased service and maintenance costs from certain maintenance and related activities at the SPL Project, increased volume and pricing of natural gas feedstock related to our LNG sales, and decreased pricing of LNG sales recognized in income, partially offset by an increase in LNG volumes recognized in income due primarily to additional Trains in operation and increased net gain from changes in fair value of commodity and FX derivatives.

Selling, general and administrative expense included share-based compensation expenses of $20 million for the three months ended March 31, 2019, compared to $18 million for the comparable 2018 period.

Net income attributable to non-controlling interest decreased $47 million during the three months ended March 31, 2019 as compared to the three months ended March 31, 2018, primarily due to the decrease of non-controlling interest as a result of our merger with Cheniere Energy Partners LP Holdings, LLC in September 2018. This decrease was partially offset by an increase in consolidated net income recognized by Cheniere Partners in which the non-controlling interests are held.
Capital Resources
As of March 31, 2019, we had cash and cash equivalents of $1.1 billion available to us. In addition, we had current restricted cash of $1.9 billion designated for the following purposes: $621 million for the SPL Project, $218 million for the CCL Project, $676 million for restricted purposes under the terms of Cheniere Partners’ credit facilities and $403 million for other restricted purposes.
Liquefaction Projects
SPL Project and CCL Project
Through Cheniere Partners, we are developing six natural gas liquefaction Trains at the Sabine Pass LNG terminal adjacent to the existing regasification facilities (the “SPL Project”). Trains 1 through 5 are operational and early works have begun for Train 6 under limited notices to proceed ahead of an anticipated positive Final Investment Decision.
We are also developing three Trains near Corpus Christi, Texas (the “CCL Project”). Train 1 is operational, Train 2 is undergoing commissioning, and Train 3 is under construction.
Our Trains are expected to have a nominal production capacity, which is prior to adjusting for planned maintenance, production reliability, potential overdesign, and debottlenecking opportunities, of approximately 4.5 mtpa of LNG per Train, and average run rate adjusted nominal production capacity of approximately 4.4 to 4.9 mtpa of LNG per Train.
Corpus Christi Stage 3
We are developing up to seven midscale liquefaction Trains adjacent to the CCL Project (“Corpus Christi Stage 3”), each with an expected nominal production capacity, which is prior to adjusting for planned maintenance, production reliability, potential overdesign, and debottlenecking opportunities, of approximately 1.4 mtpa of LNG. The total expected nominal production capacity of the seven midscale Trains is approximately 9.5 mtpa of LNG. In June 2018, we filed an application with FERC to site, construct, and operate Corpus Christi Stage 3, and we are in the process of obtaining all necessary regulatory approvals for Corpus Christi Stage 3.

Investor Conference Call and Webcast
We will host a conference call to discuss our financial and operating results for the first quarter on Thursday, May 9, 2019, at 11 a.m. Eastern time / 10 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website.

About Cheniere
Cheniere Energy, Inc. is the leading producer and exporter of liquefied natural gas (LNG) in the United States, reliably providing a clean, secure, and affordable solution to the growing global need for natural gas. Cheniere is a full-service LNG provider, with capabilities that include gas procurement and transportation, liquefaction, vessel chartering, and LNG delivery. Cheniere has one of the largest liquefaction platforms in the world, consisting of the Sabine Pass and Corpus Christi liquefaction facilities on the U.S. Gulf Coast, with expected aggregate nominal production capacity of 36 million tonnes per annum of LNG operating or under construction. Cheniere is also pursuing liquefaction expansion opportunities and other projects along the LNG value chain. Cheniere is headquartered in Houston, Texas, and has additional offices in London, Singapore, Beijing, Tokyo, and Washington, D.C.

For additional information, please refer to the Cheniere website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the Securities and Exchange Commission.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s financial and operational guidance, business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements, and (vi) statements regarding future discussions and entry into contracts. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

(Financial Tables Follow)

Cheniere Energy, Inc.
Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Months Ended
	March 31, (1)
	2019	2018
Revenues
LNG revenues	$2,143	$2,166
Regasification revenues	66	65
Other revenues	48	10
Other—related party	4	1
Total revenues	2,261	2,242

Operating costs and expenses
Cost of sales (excluding depreciation and amortization expense shown separately below)	1,204	1,178
Cost of sales—related party	10	—
Operating and maintenance expense	221	140
Development expense	1	1
Selling, general and administrative expense	73	67
Depreciation and amortization expense	144	109
Impairment expense and loss on disposal of assets	2	—
Total operating costs and expenses	1,655	1,495

Income from operations	606	747

Other income (expense)
Interest expense, net of capitalized interest	(247)	(216)
Derivative gain (loss), net	(35)	77
Other income	16	7
Total other expense	(266)	(132)

Income before income taxes and non-controlling interest	340	615
Income tax provision	(3)	(15)
Net income	337	600
Less: net income attributable to non-controlling interest	196	243
Net income attributable to common stockholders	$141	$357

Net income per share attributable to common stockholders—basic	$0.55	$1.52
Net income per share attributable to common stockholders—diluted (2)	$0.54	$1.50

Weighted average number of common shares outstanding—basic	257.1	235.5
Weighted average number of common shares outstanding—diluted	258.5	238.0

(1)	Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the Securities and Exchange Commission.

(2)	Earnings per share in the table may not recalculate exactly due to rounding because it is calculated based on whole numbers, not the rounded numbers presented.

Cheniere Energy, Inc.
Consolidated Balance Sheets
(in millions, except share data)(1)

	March 31,	December 31,
	2019	2018
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$1,093	$981
Restricted cash	1,918	2,175
Accounts and other receivables	390	581
Accounts receivable—related party	3	4
Inventory	279	316
Derivative assets	107	63
Other current assets	106	114
Total current assets	3,896	4,234

Property, plant and equipment, net	27,953	27,245
Operating lease assets, net	542	—
Debt issuance costs, net	58	72
Non-current derivative assets	42	54
Goodwill	77	77
Other non-current assets, net	317	305
Total assets	$32,885	$31,987

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$66	$58
Accrued liabilities	1,101	1,169
Accrued liabilities—related party	5	—
Current debt	—	239
Deferred revenue	108	139
Current operating lease liabilities	325	—
Derivative liabilities	37	128
Other current liabilities	17	9
Total current liabilities	1,659	1,742

Long-term debt, net	28,726	28,179
Non-current operating lease liabilities	207	—
Non-current finance lease liabilities	58	57
Non-current derivative liabilities	39	22
Other non-current liabilities	58	58

Commitments and contingencies

Stockholders’ equity
Preferred stock, $0.0001 par value, 5.0 million shares authorized, none issued	—	—
Common stock, $0.003 par value
Authorized: 480.0 million shares at March 31, 2019 and December 31, 2018
Issued: 270.4 million shares at March 31, 2019 and 269.8 million shares at December 31, 2018
Outstanding: 257.4 million shares at March 31, 2019 and 257.0 million shares at December 31, 2018	1	1
Treasury stock: 13.0 million shares and 12.8 million shares at March 31, 2019 and December 31, 2018, respectively, at cost	(418)	(406)
Additional paid-in-capital	4,063	4,035
Accumulated deficit	(4,015)	(4,156)
Total stockholders’ deficit	(369)	(526)
Non-controlling interest	2,507	2,455
Total equity	2,138	1,929
Total liabilities and equity	$32,885	$31,987

(1)	Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the Securities and Exchange Commission.
Reconciliation of Non-GAAP Measures

Regulation G Reconciliations

In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains non-GAAP financial measures. Consolidated Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures that we use to facilitate comparisons of operating performance across periods. These non-GAAP measures should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated.

Consolidated Adjusted EBITDA represents net income attributable to Cheniere before net income attributable to the non-controlling interest, interest, taxes, depreciation and amortization, adjusted for certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, as detailed in the following reconciliation. Consolidated Adjusted EBITDA is not intended to represent cash flows from operations or net income as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

We believe Consolidated Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of business performance. We believe Consolidated Adjusted EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization which vary substantially from company to company depending on capital structure, the method by which assets were acquired and depreciation policies. Further, the exclusion of certain non-cash items, other non-operating income or expense items, and items not otherwise predictive or indicative of ongoing operating performance enables comparability to prior period performance and trend analysis.

Consolidated Adjusted EBITDA is calculated by taking net income attributable to common stockholders before net income attributable to non-controlling interest, interest expense, net of capitalized interest, changes in the fair value and settlement of our interest rate derivatives, taxes, depreciation and amortization, and adjusting for the effects of certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, impairment expense and loss on disposal of assets, changes in the fair value of our commodity and FX derivatives and non-cash compensation expense. We believe the exclusion of these items enables investors and other users of our financial information to assess our sequential and year-over-year performance and operating trends on a more comparable basis and is consistent with management’s own evaluation of performance.

Distributable Cash Flow is defined as cash received, or expected to be received, from Cheniere’s ownership and interests in CQP, cash received (used) by Cheniere’s integrated marketing function (other than cash for capital expenditures) less interest, taxes and maintenance capital expenditures associated with Cheniere and not the underlying entities. Management uses this measure and believes it provides users of our financial statements a useful measure reflective of our business’s ability to generate cash earnings to supplement the comparable GAAP measure.

We believe Distributable Cash Flow is a useful performance measure for management, investors and other users of our financial information to evaluate our performance and to measure and estimate the ability of our assets to generate cash earnings after servicing our debt, paying cash taxes and expending sustaining capital, that could be used for discretionary purposes such as common stock dividends, stock repurchases, retirement of debt, or expansion capital expenditures. Management uses this measure and believes it provides users of our financial statements a useful measure reflective of our business’s ability to generate cash earnings to supplement the comparable GAAP measure. Distributable Cash Flow is not intended to represent cash flows from operations or net income as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

Non-GAAP measures have limitations as an analytical tool and should not be considered in isolation or in lieu of an analysis of our results as reported under GAAP, and should be evaluated only on a supplementary basis.

Consolidated Adjusted EBITDA

The following table reconciles our Consolidated Adjusted EBITDA to U.S. GAAP results for the three months ended March 31, 2019 and 2018 (in millions):

	Three Months Ended
	March 31,
	2019	2018
Net income attributable to common stockholders	$141	$357
Net income attributable to non-controlling interest	196	243
Income tax provision	3	15
Interest expense, net of capitalized interest	247	216
Derivative loss (gain), net	35	(77)
Other income	(16)	(7)
Income from operations	$606	$747
Adjustments to reconcile income from operations to Consolidated Adjusted EBITDA:
Depreciation and amortization expense	144	109
Loss (gain) from changes in fair value of commodity and FX derivatives, net	(127)	37
Total non-cash compensation expense	25	14
Impairment expense and loss on disposal of assets	2	—
Consolidated Adjusted EBITDA	$650	$907

Consolidated Adjusted EBITDA and Distributable Cash Flow
The following table reconciles our actual Consolidated Adjusted EBITDA and Distributable Cash Flow to Net income attributable to common stockholders for the three months ended March 31, 2019 and forecast amounts for full year 2019 (in billions):

	Three Months
	Ended	Full Year
	March 31, 2019	2019
Net income attributable to common stockholders	$0.14	$0.0	-	$0.2
Net income attributable to non-controlling interest	0.20	0.6	-	0.6
Income tax provision	0.00			0.0
Interest expense, net of capitalized interest	0.25			1.5
Depreciation and amortization expense	0.14			0.8
Other expense, financing costs, and certain non-cash operating expenses	(0.08)			0.1
Consolidated Adjusted EBITDA	$0.65	$2.9	-	$3.2
Distributions to CQP non-controlling interest	(0.15)			(0.6)
SPL and CQP cash retained and interest expense	(0.31)			(1.5)
Cheniere interest expense, income tax and other	0.01			(0.3)
Cheniere Distributable Cash Flow	$0.20	$0.6	-	$0.8

Note: Totals may not sum due to rounding.
Contacts
Cheniere Energy, Inc.

Investors
Randy Bhatia	713-375-5479
Megan Light	713-375-5492
or
Media Relations
Eben Burnham-Snyder	713-375-5764